EXHIBIT 10.1

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION CONTAINED IN THIS

DOCUMENT, MARKED BY [***], HAS BEEN OMITTED.

Labor Contract

Party A: Yubo International Biotech (Beijing) Limited

Legal Representative: Jun Wang

Business Address: Room 108, Building 6, No. 31, Xishiku Street, Xicheng District, Beijing

Party B: Jun Wang

Chinese Identification No.: [***********] Tel: [***********]

Residence Address: [***********]

Party A and Party B shall comply with the Labor Contract Law of the People's Republic of China and other relevant laws and regulations. Party A and Party B enter into this Contract on the basis of equality, voluntariness, fairness and justice, consensus and honesty and trustworthiness.

1. Term of Labor Contract

Article 1:	The fixed term of the contract is from December 1, 2019 to November 30, 2020.

2. Job Contents

Article 2:

Party B agrees to serve as the post (type of work) of chairman of the board based on the work needs of Party A. Based on its work needs and production and operation status, Party A can change Party B's job position and type of work through consultation with Party B.

Party B's job duties include: be fully responsible for formulating and deciding major operation guidelines and strategic objectives of the Company, fully supervising the operation of the Company's management system, and convening directors and shareholders to convene directors and shareholders' meetings.

The specific standards of assessment for Party B's position shall be implemented according to overall plan of the Company.

Article 3:	Party B shall complete the required quantity of work and reach the required quality standard as per the lawful requirements of Party A.

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3. Labor Protection and Working Conditions

Article 4:

Party A arranges Party B to implement the fixed working hour system.

Party A arranges Party B to work 8 hours a day, and 40 hours a week on average. Party A shall ensure Party B has at least one off day each week. If Party A needs to extend Party B's working hours, the extension of working hours should not exceed 3 hours a day, and should not exceed 36 hours a month under the condition that Party B is healthy. Specific working hours shall be arranged by Party A according to its operation need, and Party B shall obey.

Article 5:

If Party A arranges Party B to work overtime, Party B agrees that Party A can arrange Party B to have compensated off day off in the same period, otherwise, Party B will pay overtime pay according to law. If Party B needs to work overtime, Party B shall apply to Party A for approval before Party B work, otherwise it will not be deemed as overtime work.

4. Labor Reward

Article 6:

Party A shall, in accordance with the provisions of laws and regulations, determine the wage standard of Party B based on the principle of distribution according to work, and based on its actual conditions of Party A and the position of Party B.

1.

The wage standard shall be determined according to the salary administration regulations formulated by Party A in accordance with law, but the wage paid by Party A to Party B shall not be lower than the minimum wage standard announced by the local government for the year.

2.	Party A has the right to adjust the wage standard of Party B according to the change of Party B's job position and company's salary administration rules formulated in accordance with law.

3.	The composition of wages shall be composed of basic wages and performance-based wages.

4.

Party A will pay the full wage to Party B in the form of currency on around 10th of every month according to the monthly wage standard regulated by company. If it falls on holiday, the wage will be advanced one day or postponed to the end of the holiday.

5.	Basic Monthly Salary: RMB eight thousand ¥8000.00.

5. Insurance and Welfare Benefits

Article 7:

The Parties shall pay social insurance premium and accumulated housing fund according to relevant national and Beijing regulations. Party A shall complete the relevant procedures for social insurance premium and accumulated housing fund for Party B and assume the corresponding social insurance and other obligations.

Article 8:	If Party B suffers from the disease or work-related injury, Party B's wages and medical insurance treatment shall be determined according to the national and local regulations.

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Article 9:	Party A shall provide Party B with the following insurance and other welfare:

Medical insurance, pension insurance, maternity insurance, work-related injury insurance, unemployment insurance and housing fund

6. Labor discipline

Article 10:

Party B shall abide by the administrative rules and regulations formulated by Party A, protect Party A's property, observe professional ethics, actively participate in the trainings organized by Party A to improve his/her ideological consciousness and professional skills, and fulfill his/her own job on schedule and quantity. Party B shall keep all trade secrets, intellectual property rights, company secrets and any other matters of Party A which should not be made public, otherwise, Party B shall bear the responsibility of compensation if it causes losses to Party A.

Article 11:

Party B promises that he/she does not keep employment relation with any other employer at the time of signing this Contract, otherwise, Party B shall be solely responsible for any loss caused to other employer and has nothing to do with Party A. Provided that Party B violates labor discipline, Party A has the right to give him/her disciplinary punishment or administrative fine, up to terminate this contract.

7. Amendment, Rescission, Termination and Renewal of Labor Contract

Article 12:	When the laws, administrative regulations and rules, on which this contract is made change, the related contents of this contract should be changed.

Article 13:

In event that the objective circumstances, based on which this contract is concluded, change significantly, which causes that this contract can not be performed, the contents of this contract can be amended with the agreement of both parties.

Article 14:	This contract can be terminated based on the mutual agreement of the two parties.

Article 15:	If Party B has one of the following behaviors, Party A has the right to immediately terminate this contract:

1.	Party B seriously breaches labor discipline or the rules and regulations of Party A;
2.	Party B causes material damages to the interests of Party A due to serious dereliction of duties or engagement in malpractices for selfish ends;
3.	Party B is prosecuted for criminal liability;
4.

If it is verified that the personal information provided by Party B to Party A is false, such provision of false information is deemed as a serious violation of company rules and regulations, including but not limited to: certificate of employment separation, certificate of identity, certificate of permanent residence registration, certificate of academic qualification, certificate of physical examination, past working experience, family members and major social relations.

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Article 16:	Party A shall have the right to terminate this contract in any of the following circumstances by giving a 30-day prior written notice to Party B:

1.	Party B suffers from a disease or non-work-related injury and is unable to take his/her original work or other work arranged by Party A after the expiration of his/her medical treatment period;
2.	Party B is not qualified for the work, despite further training or adjustment of position;
3.	The two parties fail to reach an agreement on alteration of the contract in accordance with Article 12 and 13 hereof.

Article 17:

When Party A is carrying out legal reorganization on the edge of bankruptcy or encountering serious operational difficulties, after explaining the situation to all staff and listening to the opinions of staff, Party A may terminate this contract in light of economic layoffs.

Article 18:	If Party B has any of the following behaviors, Party A shall not terminate this contract in accordance with Article 16 and 17 hereof:

1.	Party B has any disease or work-related injury, and is in the specified medical period;
2.	Female staff involved in pregnancy, confinement or lactation.

Article 19:	Party B shall give Party A a written notice thirty days in advance to terminate this contract.

Article 20:	Party B may at any time inform Party A to terminate this contract in any of the following cases:

1.	Party B forces Party B to work with such means as violation or threat or unlawful restriction of personal freedom;
2.	Party A is unable to pay remuneration or provide working conditions in accordance with its contract;

Article 21:	Party A shall do the transfer of social insurance file within fifteen days after the termination of the contract.

Article 22:	Party B shall do the work handover in accordance with the regulations.

Article 23:	Upon the expiration of the term of this contract, both parties may renew it if mutually agreed.

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8. Economic Compensation and Indemnification

Article 24:

In case of any of the following circumstances, Party A shall pay Party B an economic compensation in accordance with Party B's average monthly salary of the 12 months prior to the termination of the contract for each one year service, but the total compensation shall not exceed 12 months, based on the length of service of Party B in Party A:

1.	Party A terminates the contract through unanimous negotiations between the two parties;
2.	Party A shall terminate the contract for Party B who is not competent for the job, despite further training or adjustment of positions;

Article 25:

In case of any of the following circumstances, Party A shall pay Party B economic compensation in accordance with Party B's average monthly salary of the 12 months prior to the termination of the contract for each one year service according to the term of service:

1.

Party B suffers from a disease or non-work-related injury, and is confirmed by the Labor Appraisal Committee as unable to take up the original work or other work arranged by Party A, and terminates the contract;

2.

Party A terminates the contract because major changes have occurred in objective circumstances for concluding the contract, which caused that the contract can not be fulfilled, and the parties cannot reach an agreement for alteration through negotiation;

3.	Party A is carrying out legal reorganization on the verge of bankruptcy or encountering serious difficulties and having to cut down personnel;

Article 26:

If Party B rescinds the labor contract by violating the conditions stated in this contract or breaches the stipulation of the contract to keep the business secrets confidential, and causes economic loss to Party A, Party B shall pay compensation based on the extent of loss.

Article 27:

If the contract is terminated by Party B, all the personnel provided by Party A for training shall be paid to Party A the pro rata amount of training expenses and cost of tooling specially made by Party A for Party B.

9. Settlement of labor disputes

Article 28:

if a labor dispute arises in the performance of this contract, the parties involved can apply to Party A for mediation. If the mediation fails and Party B requests for arbitration, he/she should appeal to the Labor Dispute Arbitration Committee for arbitration within sixty days of the dispute. Party B may also directly appeal to the Labor Dispute Arbitration Committee for arbitration. If either party disagrees with the arbitration award, it may file a suit at the People's Court.

Article 29:	Matters not covered in this contract or in the future contrary to the relevant national and local regulations shall be subject to the relevant provisions.

Article 30:	This contract is made in duplicate. Party A and Party B shall keep one copy each.

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Party A (seal)	Party B (sign): Wang Jun

Date: December 1, 2019	Date: December 1, 2019

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